Exhibit 99.2
ServerEngines Corporation
Amended and Restated
2008 Stock Option Plan
     1. Definitions. In the Plan, except where the context otherwise indicates, the following definitions shall apply:
          1.1. “Affiliate” means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly.
          1.2. “Agreement” means a written agreement or other document evidencing an Option that shall be in such form as the Committee may specify. The Committee in its discretion may, but not need, require an Optionee to sign an Agreement.
          1.3. “Board” means the Board of Directors of the Company.
          1.4. “Code” means the Internal Revenue Code of 1986, as amended.
          1.5. “Committee” means the Compensation Committee of the Board or such other committee(s), subcommittee(s) or person(s) appointed by the Board to administer the Plan or to grant and/or administer specific Options hereunder. If no such appointment is in effect at any time, “Committee” shall mean the Board. Notwithstanding the foregoing, “Committee” means the Board for purposes of granting Options to Non-Employee Directors and administering the Plan with respect to those Options, unless the Board determines otherwise.
          1.6. “Common Stock” means the Company’s common stock, par value $.001 per share.
          1.7. “Company” means ServerEngines Corporation and any successor thereto.
          1.8. “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option in accordance with Section 7.1.
          1.9. “Date of Grant” means the date on which an Option is granted under the Plan.
          1.10. “Eligible Person,” except as provided in Section 12.2, means any person who is (a) an Employee (b) a Non-Employee Director or (c) a consultant or independent contractor to the Company or an Affiliate.
          1.11. “Employee” means any individual determined by the Committee to be an employee of the Company or an Affiliate.

          1.12. “Exercise Price” means the price per Share at which an Option may be exercised.
          1.13. “Fair Market Value” means, unless otherwise determined by the Committee, if the Common Stock is traded on a securities exchange or automated dealer quotation system, the last sale price for a share, as of the relevant date, on such securities exchange or automated dealer quotation system as reported by such source as the Committee may select, or if the Common Stock is not traded on a securities exchange or automated dealer quotation system, an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose; provided however, that in all events Fair Market Value shall be determined pursuant to a method permitted by Section 409A of the Code for determining the fair market value of stock subject to a stock option that is not an incentive stock option under Section 422 of the Code and does not provide for a deferral of compensation within the meaning of Section 409A of the Code.
          1.14. “Non-Employee Director” means any member of the Board, or of an Affiliate’s board of directors, who is not an Employee.
          1.15. “Option” means an option to purchase Shares granted pursuant to Section 6.
          1.16. “Option Period” means the period during which an Option may be exercised.
          1.17. “Optionee” means an Eligible Person who has been granted an Option.
          1.18. “Performance Goals” means performance goals established by the Committee, which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to an Eligible Person or the department, branch, Affiliate or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.
          1.19. “Plan” means this ServerEngines Corporation Amended and Restated 2008 Stock Option Plan, as amended from time to time.
          1.20. “SE India” means ServerEngines (India) Private Limited, a wholly-owned Affiliate of the Company organized under the laws of India.

          1.21. “Service” means the Optionee’s service for the Company or an Affiliate while the Optionee is an Eligible Person. The Optionee’s Service shall not be treated as having terminated if the capacity in which the Optionee is acting changes, provided that the Optionee’s Service is continuous notwithstanding such change and that the Optionee continues to be an Eligible Person.
          1.22. “Share” means a share of Common Stock.
     2. Purpose. The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.
     3. Administration. The Committee shall administer the Plan and shall have plenary authority, in its discretion, to grant Options to Eligible Persons, subject to the provisions of the Plan. The Committee shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the Eligible Persons to whom Options shall be granted, the terms (which terms need not be identical) of all Options, including without limitation the Exercise Price of Options, the time or times at which Options are granted, the number of Shares covered by Options, any exceptions to nontransferability, any Performance Goals applicable to Options, any provisions relating to vesting, and the period during which Options may be exercised. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Optionees, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of the Plan and Options granted thereunder. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final. The Committee may delegate its authority under this Section 3 and the terms of the Plan to such extent it deems desirable and is consistent with the requirements of applicable law.
     4. Eligibility. Options may be granted only to Eligible Persons with respect to whom Shares constitute stock of the service recipient (within the meaning of Section 409A of the Code and the applicable Treasury Regulations thereunder) determined by applying a 50% ownership test for purposes of applying Sections 414(b) and (c) of the Code.
     5. Stock Subject to Plan.
          5.1. Subject to adjustment as provided in Section 8, the maximum number of Shares that may be issued under the Plan is 4,000,000 Shares. Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions or otherwise.

          5.2. If an Option expires or terminates for any reason without having been fully exercised, the unissued Shares that had been subject to the Option shall be available for the grant of additional Options.
     6. Options.
          6.1. Options granted under the Plan to Eligible Persons shall not be incentive stock options within the meaning of Section 422 of the Code. Each Option granted under the Plan shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with the Plan as the Committee may specify. The Committee, in its discretion, may condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.
          6.2. The Exercise Price of an Option granted under the Plan shall not be less than 100% of the Fair Market Value on the Date of Grant.
          6.3. The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement; provided that an Option shall not be exercisable after ten years from its Date of Grant.
     7. Exercise of Options.
          7.1. (a) Subject to the terms of the applicable Agreement, an Optionee may exercise an Option, in whole or in part, by delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied by a full payment for the Shares with respect to which the Option is exercised. To the extent provided in the applicable Agreement, payment may be made by (i) delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an option granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Optionee for at least six months) valued at Fair Market Value on the Date of Exercise or (ii) delivery of a promissory note as provided in Section 7.2.
               (b) If, at the time of exercise, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system, then, to the extent provided in the applicable Agreement, an Optionee may exercise an Option, in whole or in part, by delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, and by surrendering to the Company the Option (or a portion thereof) that has become exercisable. Upon such surrender, the Optionee shall receive, without any further payment to the Company (other than required tax withholding amounts) that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (i) the Fair Market Value on the date of surrender over (ii) the Exercise Price, plus an amount of cash equal to the Fair Market Value on the date of surrender of any fractional Share to which the Optionee would be entitled but for the parenthetical above relating to whole number of Shares.
          7.2. To the extent provided in the applicable Agreement and permitted by applicable law, the Committee may accept as payment of all or a portion of the Exercise Price a promissory note executed by the Optionee evidencing the Optionee’s obligation to make future cash payment thereof. Promissory notes made pursuant to this Section 7.2 shall (a) be secured by a pledge of the Shares received upon exercise of the Option, (b) bear interest at a rate fixed by the Committee and (c) contain such other terms and conditions as the Committee may determine in its discretion.
          7.3. The Committee, in its discretion, may condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.
     8. Capital Events and Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, spin-off, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee shall provide for a substitution for or adjustment in (a) the number and class of securities subject to outstanding Options or the type of consideration to be received upon the exercise or vesting of outstanding Options, (b) the Exercise Price of Options and (c) the aggregate number and class of Shares for which Options thereafter may be granted under the Plan.
     9. Termination or Amendment. The Board may amend or terminate the Plan in any respect at any time; provided, however, that, after the Plan has been approved by the stockholders of the Company, the Board shall not amend or terminate the Plan without approval of (a) the Company’s stockholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, and (b) each affected Optionee if such amendment or termination would adversely affect such Optionee’s rights or obligations under any Option granted prior to the date of such amendment or termination.
     10. Modification, Substitution of Options.
          10.1. Subject to the terms and conditions of the Plan, the Committee may modify the terms of any outstanding Options; provided, however, that (a) no modification of an Option shall, without the consent of the Optionee, alter or impair any of the Optionee’s rights or obligations under such Option and (b) subject to Section 8, in no event may (i) an Option be modified to reduce the Exercise Price of the Option or (ii) an Option be cancelled or surrendered in consideration for the grant of a new Option with a lower Exercise Price.
          10.2. Anything contained herein to the contrary notwithstanding, at the discretion of the Committee Options may be granted hereunder in substitution for stock options and other awards covering capital stock of another corporation that is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or an Affiliate. The terms and conditions of the substitute Options so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted.
          10.3. Unless otherwise determined by the Committee and specified in the applicable Agreement or another written agreement between the Company and the Optionee, in the event of (x) the dissolution or liquidation of the Company, (y) a reorganization or business combination or consolidation of the Company with one or more other entities as a result of which 50% or more of the Company’s voting equity interests is transferred to another entity, or (z) a sale of substantially all the property or more than 50% of the then outstanding Shares to different holders in a single transaction or series of related transactions, then the Plan shall terminate and any unvested Options granted thereunder shall automatically be cancelled, with such cancellation being effective immediately prior to the date of such merger, reorganization, sale or other event (so that no Optionee with respect to any such Option may exercise such Option and receive Shares that would participate in or with respect to such merger, reorganization, sale or other event). Notwithstanding the foregoing, the Committee may, in its sole discretion, provide, in an Agreement or in a writing in connection with, or in contemplation of, such transaction for any, all or none of the following alternatives (separately or in combination): (A) for the unvested Options, or any of them, to become immediately vested in part or in full, or to continue to vest in the future upon the same or different conditions; (B) for the assumption by a successor entity of such unvested Options; (C) for the substitution by a successor entity for such unvested Options of new options covering the equity interests of the successor entity, with appropriate adjustments as to the number and kind of equity interests and exercise prices; or (D) for the continuance of the Plan by such successor entity in which event the Plan and the Options theretofore granted under it shall continue in the manner and under the terms so provided.
     11. California Residents. If the Optionee is a resident of California, then:
          11.1. If the Optionee is not an officer, director, consultant or advisor to the Company or an Affiliate, the Option shall become exercisable (subject to the Optionee’s continued Service) no later than 20% per year over the five years beginning on the Date of Grant.
          11.2. If the Optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, the Exercise Price shall not be less than 110% of the Fair Market Value on the Date of Grant.
          11.3. The Option Period shall not end prior to (a) at least six months from the Optionee’s termination of Service by reason of death or permanent and total disability, or (b) at least 30 days from the Optionee’s termination of Service other than for Cause or by reason of death or permanent and total disability.

          11.4. The Company shall provide to the Optionee (including an Optionee who holds Shares issued pursuant to exercise of an Option), not less frequently than annually, a copy of the annual financial statement of the Company, unless the Optionee is a key employee whose duties in connection with the Company assures such Optionee’s access to equivalent information.
     12. Employees Outside the United States.
          12.1. Without amendment of the Plan, the Committee may grant Options to Eligible Persons who are subject to the laws of countries or jurisdictions outside the United States on such terms and conditions different from those specified in the Plan as may in the judgement of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan. The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of countries or jurisdictions outside the United States in which the Company or any Affiliate operates or has Employees.
          12.2. The term “Eligible Person” does not include (a) an Employee of SE India, such as a seasonal or temporary Employee, who is not a permanent Employee, (b) a Non-Employee Director of SE India, (c) any consultant or independent contractor to SE India or (d) an Employee of SE India who, directly or indirectly (including by virtue of holding Options), owns or has the right to own 10% or more of the voting power or value of the Company’s stock.
          12.3. To the extent permitted by the laws of India as in effect from time to time, SE India may recover, including in advance of imposition, from any Optionee who is a provider of services to SE India the amount of any tax imposed under the laws of India upon SE India (including the amount of any tax characterized as a fringe benefits tax) by reason of any Option granted to such Optionee. Such recovery may be made by salary or wage withholding, by the requirement of a direct payment from such Optionee as a condition to the completion of the grant of an Option hereunder, or by any other means permitted under the laws of India. Furthermore, SE India may, to the extent permitted by the laws of India as in effect from time to time, require that such recovery of tax from the Optionee occur prior to, and as a condition precedent to, the Optionee’s exercise of an Option.
     13. Stockholder Approval. The Plan, and any amendments hereto requiring stockholder approval pursuant to Section 9, are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.
     14. Withholding. The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Option granted hereunder shall be subject to satisfaction of applicable federal, state, local and foreign tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, an Optionee may satisfy any withholding tax obligation by one or any combination of the following means: (a) tendering a cash payment, (b) if, at the time of exercise, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system, authorizing the Company to withhold Shares or other amounts otherwise issuable or payable to the Optionee or (c) delivering to the Company already-owned and unencumbered Shares.
     15. Term of Plan. Unless sooner terminated by the Board pursuant to Section 9, the Plan shall terminate on the date that is ten years after the earlier of the date the Plan is adopted by the Board or approved by the Company’s stockholders, and no Options may be granted or awarded after such date. The termination of the Plan shall not affect the validity of any Option outstanding on the date of termination.
     16. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or Committee, members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.
     17. General Provisions.
          17.1. The establishment of the Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan. Participation in the Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.
          17.2. Neither the adoption of the Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options otherwise than under the Plan, or to adopt other stock option plans, or to impose any requirement of stockholder approval upon the same.
          17.3. The interests of any Eligible Person under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except to the extent provided in an Agreement.
          17.4. The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles.
          17.5. The Committee may require each person acquiring Shares pursuant to Options granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the exercise of Options shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.
          17.6. The Company shall not be required to issue any certificate or certificates for Shares with respect to Options granted under the Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying, to the Board’s or Committee’s complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Committee.
          17.7. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded. No fractional Shares shall be issued or delivered pursuant to the exercise of any Option. The Committee shall determine whether cash or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
          17.8. Notwithstanding any other provision of the Plan to the contrary, to the extent any Option (or a modification of an Option) under the Plan results in the deferral of compensation (for purposes of Section 409A of the Code), the terms and conditions of the Option shall comply with Section 409A of the Code.